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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


 DATE OF REPORT (Date of earliest event reported):          SEPTEMBER 12, 1997



                       THE MERIDIAN RESOURCE CORPORATION
               (Exact name of registrant as specified in charter)



              TEXAS                        001-10671                          76-0319553
     (State of Incorporation)        (Commission File No.)       (I.R.S. Employer Identification No.)



  15995 N. BARKER'S LANDING, SUITE 300
             HOUSTON, TEXAS                                                         77079
(Address of Principal Executive Offices)                                         (Zip Code)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (281) 558-8080


         (Former name or former address, if changed since last report.)


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ITEM 5.  OTHER EVENTS.

LITIGATION

         In June 1996, Amoco filed suit against TMRC in Louisiana State Court in Calcasieu Parish with respect to a dispute involving the drilling by TMRC of TMRC's Ben Todd No. 1 (TMR) well in the Southwest Holmwood Field in which TMRC and Amoco each hold a 50% leasehold interest. The case was removed to the United State District Court for the Western District of Louisiana in July 1996. The Ben Todd No. 1 (TMR) well was drilled by TMRC under a participation agreement between TMRC and Amoco in which Amoco had a right to participate in the well. The well was drilled by TMRC after providing notice to Amoco pursuant to the participation agreement of TMRC's intent to drill the well and Amoco's failure to take action to elect to participate in the well. Prior to the drilling the well, TMRC had been advised by its advisors that the drilling of the well by TMRC was permitted under the participation agreement by virtue of Amoco's refusal to reasonably consent to the well following TMRC's request to do so. Amoco also did not seek to enjoin the drilling of the well and accepted the benefits of the well following the drilling thereof as well as other benefits under the participation agreement and lease. Amoco has alleged in its suit that the well was not permitted to be drilled under the agreement and is seeking to recover the revenues from the well or have the production from the well stopped. Amoco is also requesting a cancellation of the participation agreement and TMRC's leasehold interests in the prospect, which includes TMRC's 50% interest in the Ben Todd No. 2 (Amoco) well that was drilled prior to the Ben Todd No. 1
(TMR) well on an agreed basis. TMRC has filed a counterclaim for breach of contract, unfair practices and other claims.

         On September 9, 1997, the Federal District Court entered a summary judgment finding that TMRC was not permitted under the participation agreement to drill the Ben Todd No. 1 (TMR) well and that the participation agreement and related lease had been terminated by virtue of TMRC's drilling of the well. The trial court's summary judgment was based on a finding that the participation agreement was an unambiguous contract and that agreement allowed Amoco to withhold its consent to the drilling of the Ben Todd No. 1 (TMR) well for any reason. As a result, the Court found that TMRC was precluded from drilling the Ben Todd No. 1 (TMR) well by virtue of Amoco's failure to grant an express consent and that the drilling of the well constituted a breach and termination of the agreement and related





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lease.  The potential effect of this judgment if it is not reversed or modified is that TMRC's rights with respect to the Ben Todd No. 1 (TMR) well and the Ben Todd No. 2 (Amoco) well would revert to Amoco and Amoco would have a claim for damages for production from those wells. The judgment did not address the date on which the participation agreement and lease were purportedly terminated or damages. A trial on the remaining issues in the case is scheduled for mid September 1997.

     TMRC is currently reviewing the recent summary judgment and intends to vigorously contest the remaining issues at the trail court level. Further, subject to the outcome of the trial on such issues, TMRC currently intends to appeal the summary judgment regarding the termination of the participation agreement and leases. In this regard, TMRC believes that a termination of the participation agreement should not have affected the validity of the lease, in particular its rights with respect to the Ben Todd No. 2 (Amoco) well. TMRC also believes that with respect to any damage claims by Amoco, TMRC should be entitled to a recoupment of its expenses, including approximately $7.3 million in seismic, drilling and other exploration and development expenses.

     The proved reserves attributable to TMRC's interests in the Ben Todd No. 1
(TMR) well and Ben Todd No. 2 (Amoco) well were approximately 3.6 BCFE and .5 BCFE, respectively, at December 31, 1996, and 1.1 BCFE and .4 BCFE, respectively, at August 1, 1997. The net present value of the reserves (using a 10% discount rate) attributable to TMRC's interest in the Ben Todd No. 1
(TMR) well and Ben Todd No. 2 (Amoco) well was $13.3 million and $1.9 million, respectively, at December 31, 1996, and $2.2 million and $.7 million, respectively, at August 1, 1997. These reserve valuations reflect the prevailing prices of oil of $23.96 and $19.00 per bbl at December 31, 1996, and August 1, 1997, respectively, and a price per Mcf of natural gas of $4.48 and $2.49 at December 31, 1996, and August 1, respectively. Total production from the Ben Todd No. 1 (TMR) well attributable to TMRC's interest through August 1, 1997, was 1.4 BCFE, with TMRC having received revenues net of taxes and production costs from such production of $3.7 million. TMRC has also received production from the Ben Todd No. 2 (Amoco) well since the date of drilling the drilling of the Ben Todd No. 1 (TMR) well of approximately .4 BCFE, with TMRC having received revenues net of taxes and production costs from such production of $1.3 million.

     Although TMRC believes that it was entitled to drill the Ben Todd No. 1
(TMR) well and that the leases relating to such well and the Ben Todd No. 2 (Amoco) well should have not been validly terminated, there can be no assurance as to the outcome of this litigation. Further, unfavorable outcome on this litigation could result in the loss of the reserves attributable to the wells in question as well as damages for the production received by TMRC therefrom. In such event, TMRC would be required to record a charge for the amount of such losses as they may ultimately be determined.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            THE MERIDIAN RESOURCE CORPORATION



Dated: September 12, 1997                          /s/ LLOYD V. DELANO
                                            -----------------------------------
                                                       Lloyd V. Delano
                                                        Vice President





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